Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

BERKELEY, CA - August 1, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2012. The Company had $160.2 million in cash, cash equivalents and marketable securities as of June 30, 2012 as compared to $114.0 million at December 31, 2011. Total cash for the second quarter of 2012 included $69.6 million in net proceeds from the sale of 17,500,000 shares of common stock.

Total revenues were $2.7 million and $5.0 million for the three and six months ended June 30, 2012, respectively, compared to $7.3 million and $9.0 million, respectively, reported for the same periods of 2011. Revenues for the second quarter and first half of 2011 included a $6 million milestone earned under the Company's collaboration with GlaxoSmithKline.

Research and development expenses were $11.4 million and $23.8 million for the three and six months ended June 30, 2012, respectively. This compared to $13.3 million and $27.9 million, respectively, reported for the same periods of 2011. Research and development expenses decreased primarily due to the significant decline in clinical activities for HEPLISAVTM.

General and administrative expenses were $6.0 million and $11.8 million for the second quarter and first half of 2012, respectively, compared to $4.1 million and $8.8 million, respectively, in the same periods of the prior year. General and administrative expenses increased primarily due to growth in commercial development expenses.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which a U.S. BLA has been accepted for review by the FDA and a Marketing Authorization Application (MAA) has been submitted. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Collaboration revenue	$ 1,623	$ 6,363	$ 2,552	$ 6,729
Grant revenue	882	890	1,969	1,779
Service and license revenue	179	16	513	505
Total revenues	2,684	7,269	5,034	9,013

Operating expenses:
Research and development	11,376	13,257	23,781	27,929
General and administrative	5,957	4,054	11,750	8,808
Amortization of intangible assets	-	54	-	299
Total operating expenses	17,333	17,365	35,531	37,036

Loss from operations	(14,649)	(10,096)	(30,497)	(28,023)

Interest income	65	23	117	56
Interest expense	(589)	(487)	(1,176)	(977)
Other income (expense)	63	(75)	(59)	(157)

Net loss	$ (15,110)	$ (10,635)	$ (31,615)	$ (29,101)

Basic and diluted net loss per share	$ (0.09)	$ (0.09)	$ (0.20)	$ (0.25)

Shares used to compute basic and diluted net loss per share	167,697	117,864	161,564	116,801

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents and marketable securities	$ 160,199	$ 113,961
Property and equipment, net	6,833	6,163
Goodwill	2,356	2,312
Other assets	6,507	11,666
Total assets	$ 175,895	$ 134,102

Liabilities and stockholders' equity
Accounts payable	$ 1,155	$ 2,040
Accrued liabilities	7,956	8,776
Current portion of deferred revenue	2,859	4,210
Non-current portion of deferred revenue	5,312	6,386
Short-term note payable to Holdings	13,905	12,810
Stockholders' equity	144,708	99,880
Total liabilities and stockholders' equity	$ 175,895	$ 134,102

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